SOUTHERN STAR CENTRAL CORP.

SOUTHERN STAR CENTRAL GAS PIPELINE, INC.

4700 Highway 56

Owensboro, Kentucky 42301

Effective January 1, 2009

David L. Finley

4153 West County Road 200 North

Rockport, IN 47635

Dear David:

This letter (referred to herein as the “Amendment”) when signed by both of us, sets forth certain changes in a letter agreement dated August 1, 2005 (the "Original Agreement") between you (also referred to as the “Executive”) and Southern Star Central Gas Pipeline, Inc, (“SSCGP”), a wholly owned subsidiary of Southern Star Central Corp. (the “Company”). It amends certain provisions in the Original Agreements specifically referenced herein, in order to reflect terms now required to avoid excise taxes and other adverse tax consequences under Section 409A Internal Revenue Code (the "Code"), and the Original Agreement, when combined with this Amendment, shall be construed, if and where ambiguous, in a fashion consistent with the requirements of that Code section.

1.

Paragraph 2 of the Original Agreement (dealing with bonuses) is hereby amended to add to the end thereof the following sentence:

Any bonus so determined will be paid in all events on or about the first pay date in March (and in no event later than March 15) of the year following the year to which it relates.

2.

Paragraph 3(c) of the Original Agreement (dealing with expense reimbursements) is hereby amended to add to the end thereof the following sentence:

If and to the extent that any reimbursable expenses are taxable income to you, you understand that you must submit a claim for reimbursement, in time to receive that reimbursement no later than the end of the year in which the expense is incurred, or, if later, 2½ months after the expense was actually incurred by you.

3.

Paragraph 4(b) of the Original Agreement (dealing with payment of a prorated bonus after death while employed) is hereby amended to specify that it is payable no later than the end of the year of your death, or, if later, 2½ months after your death.

4.

Paragraph 4(c) of the Original Agreement (dealing with payment of a prorated bonus after disability while employed) is hereby amended to specify that it is payable no later than the end of the year of your eligibility for disability benefits, or, if later, 2½ months after that date.

5.

Paragraph 4(e) of the Original Agreement (dealing with severance pay) is hereby amended to add to the end thereof the following terms:

If and to the extent any amounts payable as severance hereunder (including any amounts payable after employment terminates pursuant to Paragraph 6 hereof) is not exempt from Section 409A of the Code as severance compensation or a short term deferral (both as defined in regulations under that Code Section), it shall be payable only if the termination of employment also constitutes a "separation from service" from SSCGP and all members of a commonly controlled group as defined in Section 414(b) and (c) of the Code (using 80% common control, rather than 50% as is permissible under Code Section 409A), which separation shall be deemed to have occurred only at the date that you and SSCGP reasonably anticipate your services in any capacity (employee, independent contractor, etc.) will permanently decline to a level of less than 20% of those that were rendered in the 36 months preceding such date, other than on account of less-than-6 months leave of absence or other situation under which you have a right to reemployment, all as more fully described in Treas. Reg. 1.409A-1(h).

6.

A new Paragraph 4(g) is hereby added to the Original Agreement to read as follows:

Notwithstanding any provision to the contrary in this Agreement, if the payments and benefits due to Executive hereunder in connection with or following a Change In Control (provided that such transaction is so considered a change in control as defined in Internal Revenue Code Section 280G), either alone or together with any other payments or benefits received or to be received by Executive from SSCGP and its affiliates (collectively, the "Aggregate Payments"), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor thereto), the following provisions shall apply:

(i)

If the net amount that would be retained by Executive after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by Executive after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, Executive shall be entitled to receive the Aggregate Payments.

(ii)

If, however, the net amount that would be retained by Executive after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax (generally, pursuant to Code Section 280G, 2.99 times the Executive's "base amount" as defined in that Code section and regulations hereunder), the Aggregate Payments to which Executive is entitled shall be reduced to such largest amount.

If (ii) above applies, the Executive shall be entitled to select which payments or benefits shall be eliminated or reduced hereunder, and all determinations hereunder shall be made by legal or accounting counsel acceptable to Executive.

If the foregoing is in accordance with your understanding of the amended terms of your employment by SSCGP, please sign and return to the undersigned the enclosed duplicate of this letter. Upon our receipt of such fully executed copy, this shall become a binding agreement between us.

SOUTHERN STAR CENTRAL CORP.

By:

/s/ Jerry L. Morris__

SOUTHERN STAR CENTRAL GAS PIPELINE, INC.

By:

/s/ Jerry L. Morris__

ACCEPTED AND AGREED TO:

/s/ David L. Finley

David L. Finley

Date:

12-15-08

R:\Human Resources\Southern Star Employment Agreements\Finley, David\Southern Star - Finley_Southern Star Employment Agreement Amendment_409A_2008.DOC